Exhibit 99.1

Poseida Therapeutics Provides Financial Results for the Second Quarter of 2023

SAN DIEGO, August 8, 2023 — Poseida Therapeutics, Inc. (Nasdaq: PSTX), a clinical-stage cell and gene therapy company advancing a new class of treatments for patients with cancer and rare diseases, today announced financial results for the second quarter ended June 30, 2023.

“In the second quarter, we continued to make strong progress while sharpening our focus on our clinical pipeline and research efforts,” said Mark Gergen, Chief Executive Officer of the Company. “As announced yesterday, we received a strategic investment from Astellas, which is comprised of the purchase of 8,333,333 shares of common stock at $3.00 per share for an aggregate purchase price of $25 million and an additional $25 million one-time payment for certain strategic rights. This support from yet another premier biopharma strengthens our financial position and further validates our proprietary technologies and cell therapy approach. As we advance our clinical-stage allogeneic CAR-T portfolio, we continue to make improvements based upon learnings across our programs and look forward to providing data updates at a medical meeting later this year. In our gene therapy portfolio, we continued to validate our science, as highlighted by multiple presentations at the American Society of Gene & Cell Therapy annual meeting in May. In addition, we are excited by the return of our promising Hemophilia A and PKU gene therapy programs from Takeda. We are in the process of evaluating which gene therapy programs we may advance on our own or seek to re-partner, and we look forward to providing an update in due course.”

Financial Results for the Second Quarter 2023

Revenues

Revenues were $20.0 million for the second quarter ended June 30, 2023, and $30.4 million for the six months ended June 30, 2023 compared to $2.7 million and $4.1 million for the same periods in 2022. The increase was due to revenues earned from the collaboration and license agreement with Roche, which became effective in the third quarter of 2022 and $8.9 million of previously deferred revenue recognized as a result of the previously announced termination of our collaboration agreement with Takeda in the second quarter of 2023.

Research and Development Expenses

Research and development expenses were $39.2 million for the three months ended June 30, 2023, compared to $35.0 million for the same period in 2022. The increase was primarily due to an increase in personnel expenses as a result of increased headcount, an increase in preclinical stage programs and other unallocated expenses due to an increase in research collaboration activity, and an increase in facilities expense, offset by a decrease in clinical stage programs, primarily driven by the wind-down of clinical development activities associated with autologous programs and related contract termination expense in the prior year and the transition of manufacturing to the Company's internal pilot plant for P-BCMA-ALLO1.

For the six months ended June 30, 2023, research and development expenses were $77.2 million , compared to $83.9 million for the same period in 2022. The decrease was primarily due to a decrease in external costs related to clinical stage programs primarily driven by the wind-down of clinical development activities associated with autologous programs and related contract termination expense in the prior year and the transition of manufacturing to the Company's internal pilot plant for P-BCMA-ALLO1, partially offset by an increase in external costs related to preclinical stage programs and other unallocated expenses due to an increase in research collaboration activity, an increase in personnel expenses as a result of increased headcount and an increase in facilities expense related to an additional lease entered into in March 2022 to support headcount growth.

General and Administrative Expenses

General and administrative expenses for the three months ended June 30, 2023 were $8.7 million compared to $9.2 million for the same period in 2022. The decrease was primarily due to lower headcount and facility costs.

For the six months ended June 30, 2023 and 2022, general and administrative expenses were $20.5 million and $18.8 million, respectively. The increase was primarily due to an accelerated stock-based compensation expense in the first quarter of 2023 related to a one-time modification associated with the retirement of the Company's former Executive Chairman.

Net Loss

Net loss was $27.5 million and $66.3 million for the three and six months ended June 30, 2023. respectively, compared to net loss of $43.0 million and $101.1 million for the three and six months ended June 30, 2022, respectively.

Cash Position

As of June 30, 2023, the Company's cash, cash equivalents and short-term investments balance was $214.6 million. The Company expects that its cash, cash equivalents and short-term investments together with the remaining near-term milestones and other payments from Roche as well as the proceeds from the Astellas strategic investment will be sufficient to fund operations into early 2025.

About Poseida Therapeutics, Inc.

Poseida Therapeutics is a clinical-stage biopharmaceutical company advancing differentiated cell and gene therapies with the capacity to cure certain cancers and rare diseases. The Company’s pipeline includes allogeneic CAR-T cell therapy product candidates for both solid and liquid tumors as well as in vivo gene therapy product candidates that address patient populations with high unmet medical need. The Company’s approach to cell and gene therapies is based on its proprietary genetic editing platforms, including its non-viral piggyBac® DNA Delivery System, Cas-CLOVER™ Site-Specific Gene Editing System and nanoparticle and hybrid gene delivery technologies. The Company has formed a global strategic collaboration with Roche to unlock the promise of cell therapies for patients. Learn more at www.poseida.com and connect with Poseida on Twitter and LinkedIn.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, expected plans with respect to clinical trials, including timing of regulatory submissions and approvals and clinical data updates; potential fees, milestones and other payments that the Company may receive pursuant to its collaboration agreement with Roche; anticipated timelines and milestones with respect to the Company’s development programs and manufacturing activities and capabilities; the potential capabilities and benefits of the Company’s technology platforms and product candidates; estimates of the Company’s cash balance, expenses, capital requirements, any future revenue, and need for additional financing; the Company’s ability to attract and/or retain new and existing collaborators with relevant expertise and its expectations regarding the potential benefits to be derived from any such collaborations; and the Company’s plans and strategy with respect to developing its technologies and product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the Company’s reliance on third parties for various aspects of its business; risks and uncertainties associated with development and regulatory approval of novel product candidates in the biopharmaceutical industry; the Company’s ability to retain key scientific or management personnel; the fact that the Company will have limited control over the efforts and resources that Roche devotes to advancing development programs under its collaboration agreement and the Company may not receive the potential fees and payments under the collaboration agreement and the ability of Roche to early terminate the collaboration, such that the Company may not fully realize the benefits of the collaboration; and the other risks described in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Poseida Therapeutics, Inc.

Selected Financial Data

(In thousands, except share and per share amounts)

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Collaboration revenue	$20,013	$2,700	$30,356	$4,135
Total revenue	20,013	2,700	30,356	4,135
Operating expenses:
Research and development	39,192	35,008	77,244	83,858
General and administrative	8,676	9,237	20,483	18,782
Total operating expenses	47,868	44,245	97,727	102,640
Loss from operations	(27,855)	(41,545)	(67,371)	(98,505)
Other income (expense):
Interest expense	(2,141)	(1,543)	(4,169)	(2,620)
Other income, net	2,540	52	5,237	32
Net loss	$(27,456)	$(43,036)	$(66,303)	$(101,093)

Net loss per share, basic and diluted	$(0.32)	$(0.69)	$(0.77)	$(1.61)
Weighted-average number of shares outstanding, basic and diluted	86,794,697	62,713,363	86,531,422	62,635,074

SELECTED BALANCE SHEET DATA

	June 30, 2023	December 31, 2022
	(Unaudited)
Cash, cash equivalents and short-term investments	$214,606	$282,493
Total assets	281,215	351,837
Total liabilities	145,914	164,242
Total stockholders’ equity	135,301	187,595

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Investor Contact:	Media Contact:
Alex Lobo	Sarah Thailing
Managing Director	Senior Director, Corporate Communications and IR
Stern Investor Relations	Poseida Therapeutics, Inc.
IR@poseida.com	PR@poseida.com